Exhibit 10.1

Sublease

This Agreement of Sublease is made as of the 5th day of December, 2003, between Buske Lines, Inc., an Illinois corporation, having its principal office at #7 West Gateway Commerce Center Drive, Granite City, Illinois 62040 (hereinafter referred to as “Sublessor”) and BWAY Manufacturing, Inc., a Delaware corporation, (hereinafter referred to as “Sublessee”).

WHEREAS, Buske Lines, Inc., Sublessor herein, leases (the “Primary Lease”) a 159,375 square foot warehouse facility located at 10277 Venice Drive, Sturtevant, Wisconsin (the “Building”) from TMT Properties, Inc. (“Primary Lessor”); and

WHEREAS, Sublessee desires to sublease a portion of the above warehouse facility from Sublessor.

NOW, THEREFORE, Sublessor does hereby demise and sublease to the Sublessee 85,000 square feet of space (as depicted on Exhibit “A” attached hereto and incorporated herein by reference) in the Building, which Building consists of a total of 159,375 square feet of warehouse space (the subleased space depicted on Exhibit “A” hereto being hereafter referred to as the “Premises,” and the Building and accompanying land, driveways and parking areas being hereafter referred to as the “Project”), upon the following Terms, Covenants and Conditions.

1. TERM

(a) Initial Term – The initial term of this Sublease shall commence as of the Commencement Date (the “Commencement Date”) and shall terminate February 28, 2014 (the “Initial Term”). The Commencement Date as used herein, shall mean 45 days after the date of execution of this Sublease by both Sublessor and Sublessee, and shall refer to possession by the Sublessee of the entire 85,000 square feet of warehouse space being subleased herein. As of December 1, 2003 and prior to the Commencement Date, Sublessee may have access to as much of the Premises as Sublessor may make available to Sublessee, subject to all other terms and conditions of this Sublease. As used herein, “Term” shall mean the Initial Term, together with any Extended Term agreed to by the parties pursuant to subparagraph (b) below.

(b) Option to Extend Initial Term:

(i) Sublessee shall have the right and option to extend the Initial Term subject to all the provisions contained in this Sublease, except for Fixed Rent (which shall be calculated as set forth in Section 1(b)(ii) below), for up to two (2) consecutive extensions (each, an “Extension Option”) of five (5) years each (each, an “Extended Term”), provided that Lessee is not in default hereunder beyond the expiration of any notice and cure periods herein provided at the time of the exercise of the option and provided the cure is made timely. For each Extended Term, Lessee must elect to continue subleasing all of the square footage of the Premises it is then subleasing upon the expiration of the Initial Term, or if applicable, the immediately preceding Extended Term. Sublessee shall exercise an Extension Option by delivering written notice to Sublessor no later than 270 days prior to the expiration of the Initial Term, or if applicable, the immediately preceding

Extended Term. Upon determination of Sublessee’s new Fixed Rent for an Extended Term (as determined pursuant to Section 1(b)(ii) below), the Extended Term shall commence without notice or further documentation upon the expiration of the Initial Term, or if applicable, the immediately preceding Extended Term, except that the parties hereto shall execute an amendment to the Sublease evidencing the new Fixed Rent payment schedule for the Extended Term.

(ii) Fixed Rent for each Extended Term shall be at the then “Prevailing Market Rate,” determined in the manner described as follows: Together with delivery of Sublessee’s notice of its exercise of an Extension Option, Sublessee also shall specify Sublessee’s selection of a real estate appraiser who shall act on Sublessee’s behalf in determining the Prevailing Market Rate as described herein. Within ten (10) days after Sublessor’s receipt of Sublessee’s selection of a real estate appraiser, Sublessor, by written notice to Sublessee, shall designate a real estate appraiser, who shall act on Sublessor’s behalf in the determination of the prevailing market lease rate for comparable leases of space in Racine County, WI (herein referred to as the “Prevailing Market Rate”). Within twenty (20) days of the selection of Sublessor’s appraiser, the two (2) appraisers shall render a joint written determination of the Prevailing Market Rate, which determination shall take into consideration the following factors: (a) the creditworthiness of Sublessee; (b) prevailing market incentives such as tenant fix-up allowances and rent concessions; (c) the cost of all improvements to the Premises made by or on behalf of Sublessee, either made at Sublessee’s sole cost and expense, or for which Sublessee has reimbursed Sublessor, or is obligated to reimburse Sublessor; (d) the leasehold transaction being consummated with no liability to either Sublessor or Sublessee for any real estate broker’s or finder’s commission; (e) any differences between the Building and comparable buildings located in the Racine County, WI market area, including without limitation, age, location, height, ceiling height, number and location of truck loading bays, and type of building; (f) amenities offered; (g) the cost and provision of parking spaces, (h) size of the Premises; and (i) length of term. If the two (2) appraisers are unable to agree upon a joint written determination within said twenty (20) day period, each appraiser shall render its written determination of the Prevailing Market Rate and the two appraisers shall select a third appraiser within such twenty (20) day period. Within twenty (20) days after appointment of the third appraiser, the third appraiser shall render a written determination of the Prevailing Market Rate. If the third appraiser does not agree with either of the rates determined by the two prior appraisals, then the median of the three (3) determinations shall be final, conclusive and binding, and such median determination shall constitute the Prevailing Market Rate hereunder. All appraisers selected in accordance with this Section shall have at least ten (10) years’ prior experience in the commercial/industrial leasing market of the market area and shall be members of the American Institute of Real Estate Appraisers or similar professional organization. If either Sublessor or Sublessee fails or refuses to select an appraiser, the other appraiser shall alone determine the Prevailing Market Rate. Sublessor and Sublessee agree that they shall be bound by the determination of the Prevailing Market Rate pursuant to this Section 1(b)(ii). Sublessor shall bear the fees and expenses of its appraiser; Sublessee shall bear the fees and expenses of its appraiser; and Sublessor and Sublessee shall share equally the fees and expenses of the third appraiser, if any. Notwithstanding any of the foregoing, however, in no event shall the Prevailing Market Rate as determined pursuant to this Section, be less than the Fixed Rent for the last month of the preceding term.

(iii) Additional Rent shall continue to be payable during any Extended Term pursuant to the provisions of Sections 2(b) and (c) below.

2. RENT - Sublessee hereby covenants and agrees to pay to Sublessor at its office or such other place as Sublessor may from time to time designate, as rent, including Fixed Rent and Additional Rent, for the Premises during the Initial Term of this Sublease, a rental as set forth below. Fixed Rent is payable monthly in advance on the first day of each and every month. Additional Rent is payable in the same manner as Fixed Rent. If the Commencement Date hereunder is other than the first of a month, rental for the partial month shall be prorated on a daily basis. Notwithstanding the foregoing or anything herein to the contrary, Sublessor hereby waives rent, including both Fixed Rent and Additional Rent, payable by Sublessee to Sublessor for the period from the date hereof through and including February 29, 2004. Accordingly, installments of Fixed Rent and Additional Rent will be due and owing from Sublessee commencing March 1, 2004.

(a) Fixed Rent. Fixed Rent shall be payable in equal monthly installments as set forth below:

PERIOD	$/Sq. Ft./Yr.	Monthly Installment
Through February 29, 2004		$0
March 2004 - February 2005	$3.850	$27,270.83
March 2005 - February 2006	$3.927	$27,816.25
March 2006 - February 2007	$4.006	$28,375.83
March 2007 - February 2008	$4.086	$28,942.50
March 2008 - February 2009	$4.208	$29,806.67
March 2009 - February 2010	$4.334	$30,699.17
March 2010 - February 2011	$4.464	$31,620.00
March 2011 - February 2012	$4.598	$32,569.17
March 2012 - February 2013	$4.736	$33,546.67
March 2013 - February 2014	$4.878	$34,552.50

(b) Additional Rent. As Additional Rent, the Sublessee will pay its Proportionate Share, as defined below, of all real estate taxes attributable to the Project, its Proportionate Share of all costs of insuring the Building and its Proportionate Share of all common area maintenance charges (hereinafter referred to as “CAM Charges”). CAM Charges include, but are not limited to, costs of grass cutting, landscape and parking lot maintenance, snow removal, exterior painting, utilities for common areas, utilities not separately metered, maintenance of those parts of the fire prevention equipment and sprinkler system that serve the Premises and other parts of the Building in common, management fees, and other operating expenses. As part of CAM charges, Sublessee agrees to pay a management fee (“Management Fee”) to Sublessor equal to 1.5% of the monthly Fixed Rent due for each and every month of the Initial Term and Extended Term of this Sublease. Sublessor shall include the Management Fee with the other components of Additional Rent payable by Sublessee as outlined below. CAM Charges shall not include the items listed on Exhibit “B” attached hereto and incorporated herein by reference. Sublessee’s Proportionate Share is computed by dividing the square feet of the Premises by the total square feet of warehouse and office space in the Building. Sublessee’s Proportionate Share at the commencement of this Sublease is computed to be 53.3%.

(c) Estimates of Additional Rent. In order to provide for current payments of Additional Rent, Sublessor shall give Sublessee, upon execution of this Sublease and from time to time during the Term hereof, written notice of its estimate of Additional Rent which will be due in the calendar year for which written notice of such estimate is given. Sublessee shall pay to Sublessor, as an Additional Rent deposit, in monthly installments commencing on the first day of the Term of this Sublease, and/or the first day of the calendar month following that month in which Sublessor notifies Sublessee of the estimated Additional Rent, one-twelfth (1/12) of the Additional Rent due in any said calendar year as estimated by Sublessor. If at any time it appears to Sublessor that the Additional Rent due Sublessor for any calendar year will vary from its estimate thereof by more than ten percent (10%), Sublessor may, by written notice to Sublessee, revise its estimate for such year. Subsequent Additional Rent deposits by Sublessee for such year shall be based on the revised estimate. Sublessee shall pay Sublessor the Additional Rent deposit in the same manner as Fixed Rent.

After the end of the calendar year for which estimates of Additional Rent were made, actual Additional Rent due for such year shall be calculated. If the actual Additional Rent exceeds the deposits paid by Sublessee based on Sublessor’s estimates, Sublessor shall bill Sublessee for the excess amount and Sublessee shall pay to Sublessor said amount within ten (10) days of billing. If the actual Additional Rent is less than the deposits paid by Sublessee based on Sublessor’s estimate thereof, Sublessee shall receive from Sublessor a refund of the excess so paid by Sublessee within ten (10) days of the completion of the accounting calculation. This covenant shall survive the expiration or termination of this Sublease. Sublessor hereby notifies Sublessee of Sublessor’s initial estimate of Additional Rent as follows: For the period from March 1, 2004 through and including February 28, 2005, Sublessee shall pay $.87 per square foot of the Premises [$.22 allocated to Sublessee’s Proportionate Share of CAM Charges, including the Management Fee, and insurance and $.65 allocated to Sublessee’s Proportionate Share of real estate taxes], resulting in base monthly Additional Rent deposits of $6,162.50. The initial monthly Additional Rent deposit shall be revised upward in the event Sublessee exercises one or more of the Rights of First Refusal granted to Sublessee herein.

3. FIRST MONTH’S RENT AND DEPOSIT - Sublessee shall deposit upon execution of this Sublease $27,270.83 with Sublessor as security for the payment of rent and the compliance by Sublessee with other terms of this Sublease. In addition, Sublessee shall pay the first month’s rent of $27,270.83 to Sublessor on March 1, 2004.

4. TAXES - Sublessee shall pay, as Additional Rent, its Proportionate Share of all real estate taxes and assessments levied or imposed against the Premises during the Term of this Sublease.

5. RECORDING OF SUBLEASE – Recording of the Sublease will be done by a Memorandum of Sublease, to be executed by Primary Lessor, Sublessor and Sublessee and recorded on or prior to the Commencement Date.

6. UTILITIES – Sublessee agrees to promptly pay all electric, gas, water and sewer services and other utilities used or consumed on the Premises. As further outlined in Section 26 hereof, Sublessor shall arrange and pay for separately metering the electrical and gas service to the Premises. Also as further outlined in Section 26 hereof, Sublessee shall arrange and pay for the installation of its own telephone system to serve the Premises. At Sublessor’s discretion, other utilities may be separately metered at Sublessor’s expense. For those utilities not separately metered, Sublessee shall pay, as Additional Rent, all charges reasonably allocable to Sublessee, as determined by Sublessor in Sublessor’s sole discretion, by reason of Sublessee’s use of the particular utility service. Once electrical and gas service to the Premises are separately metered and once Sublessee’s telephone system is installed, Sublessee agrees to contract for under its own name and to promptly pay all charges for electricity and telephone service directly to the applicable utility authority. If and when any other utility is separately metered, Sublessee shall contract for under its own name and promptly pay all charges for such utility use by Sublessee to the applicable utility authority.

7. REPAIRS, REPLACEMENT, MAINTENANCE, SECURITY, HOUSEKEEPING, SANITATION.

(a) Sublessor shall, at its cost and expense, be responsible for regular maintenance and repair of the Building roof (including roof membrane and any skylights) and structural elements. The “structural elements” of the Building shall be defined as the foundations, footings, bearing and exterior walls. The unexposed electrical, plumbing and sewerage systems including those portions of the systems lying outside the Premises, gutters and downspouts on the Building, and the parking lot areas shall be maintained by Sublessor and the expenses of same shall be included as part of CAM Charges. In addition, Sublessor shall be responsible for replacement of the HVAC units which serve only the Premises (which expense shall also be included as part of CAM Charges). Sublessor shall conduct, at Sublessee’s expense as part of CAM Charges, regular maintenance of the HVAC units. Notwithstanding the foregoing, Sublessee shall be responsible, at its sole cost, for any maintenance or repair caused by the negligence or willful act of Sublessee or Sublessee’s employees. Sublessor shall be responsible for performing, but at Sublessee’s expense as part of the CAM Charges, snow removal and common driveway and parking lot repair, unless damage to any common driveway or the parking lot is caused by Sublessee, in which case Sublessee shall be solely responsible.

If Sublessor fails to perform any of its repair obligations hereunder for a period of thirty (30) days after receipt of written notice from Sublessee to Sublessor specifying the needed repair and demanding Sublessor’s repair thereof (unless the repair involves a condition dangerous to person or property, or which will become worse if no immediate action is taken to effect such repair, in which event such default shall be cured forthwith upon Sublessee’s demand), Sublessee may, at its option, cause such repair to be made and Sublessee’s reasonable cost of performance shall be paid to Sublessee by Sublessor within thirty (30) days. The foregoing rights shall not be exclusive of any other right or remedy hereby to which Sublessee may be entitled as a result of Sublessor’s failure to make required repairs hereunder.

(b) Sublessee shall maintain all other portions of the Premises in good repair and shall be responsible for all repairs and replacement of all other building systems which are located exclusive within or which exclusively service the Premises, including, docks and accessories, security system and fire prevention equipment, plumbing and electrical. Sublessee will also be responsible for and shall conduct throughout the Term hereof: (a) housekeeping operations to keep the Premises free from dirt and debris, (b) insect and rodent control including trapping not only in the Premises, but also the dock area and building perimeter and (c) trash removal.

8. INSURANCE

(a) Property.

(i) Sublessor or Primary Lessor will keep in effect insurance protecting the Building against loss by fire, windstorm and other perils customarily provided under an extended coverage endorsement. Sublessee shall pay its Proportionate Share of the cost of such insurance premiums as Additional Rent.

(ii) Sublessee shall provide insurance covering Sublessee’s inventory and personal property and Sublessee’s leasehold improvements for their full replacement value. Neither the Primary Lessor nor Sublessor shall provide insurance protection for Sublessee’s personal property, inventory, or Sublessee’s leasehold improvements.

(b) Indemnification - Liability Insurance.

(i) Neither Primary Lessor nor Sublessor shall be liable to Sublessee for any loss or damage to Sublessee or to any other person or to the property of Sublessee or of any other person except to the extent that such loss or damage shall be caused by the negligence, misconduct or intentionally tortious act of Primary Lessor, Sublessor, or their agents, servants or employees, or by the failure of Sublessor or Primary Lessor to perform their respective obligations hereunder.

(ii) Except as caused by the negligence, misconduct or intentionally tortious act of Primary Lessor, Sublessor, or their agents, servants or employees, or by the failure of Sublessor or Primary Lessor to perform their respective obligations hereunder, Sublessee shall and does hereby agree to indemnify and save harmless Primary Lessor, Sublessor, its successors or assigns, from all claims and demands of every kind, that may be brought against Primary Lessor, Sublessor, its successors or assigns or any of them for or on account of any damage, loss or injury to persons or property in or about the Premises and its appurtenances, including damage to the Premises, (A) arising from or out of Sublessee’s use or occupancy thereof, or (B) occasioned wholly or in part by any act or omission of Sublessee, its agents, servants, contractors, employees or invitees, and from any and all costs and expenses, reasonable counsel fees and other charges which may be imposed upon Primary Lessor, Sublessor, its successors and assigns, or which Primary Lessor, Sublessor, its successors or assigns may incur in consequence thereof. The provisions of this subsection 8(b)(ii) shall survive for a period of one (1) year after the termination of this Sublease. Notwithstanding the foregoing, Sublessee’s indemnity obligations relating to Hazardous Materials shall be exclusively governed by Section 21(c) below.

(iii) Except as caused by the negligence, misconduct or intentionally tortious act of Sublessee, or its agents, servants or employees, or by the failure of Sublessee to perform its obligations hereunder, Sublessor shall and does hereby agree to indemnify and save harmless Sublessee, its successors or assigns, from all claims and demands of every kind, that may be brought against Sublessee, its successors or assigns or any of them for or on account of any damage, loss or injury to persons or property in or about the Project (other than the Premises) and its appurtenances, (A) arising from or out of Sublessor’s or any other subtenant’s use or occupancy thereof or (B) occasioned wholly or in part by any act or omission of Primary Lessor, Sublessor, their respective agents, servants, contractors, employees or invitees, and from any and all costs and expenses, reasonable counsel fees and other charges which may be imposed upon Sublessee, its successors and assigns, or which Sublessee, its successors or assigns may incur in consequence thereof. The provisions of this subsection 8(b)(iii) shall survive for a period of one (1) year after the termination of this Sublease. Notwithstanding the foregoing, Sublessor’s indemnity obligations relating to Hazardous Materials shall be exclusively governed by Section 21(c) below.

(iv) Sublessee covenants and agrees that Sublessee will, throughout the term of this Sublease, carry and pay for comprehensive commercial general liability with contractual liability insurance coverage with a company reasonably satisfactory to Sublessor, with a minimum limit of $3,000,000.00 combined single limit per occurrence, and will furnish Sublessor with an original signed counterpart of the certificate evidencing such coverage. All insurance maintained by Sublessee under this Sublease shall name Primary Lessor, Sublessor and/or Primary Lessor’s or Sublessor’s designee as additional insureds, and shall also contain a provision stating that such policy or policies shall not be canceled or materially altered except after 30 days’ prior written notice to Sublessor, and if applicable, Primary Lessor’s and Sublessor’s designee. If at any time Sublessee does not comply with the covenants made in this subsection, in addition to any other remedies to which Sublessor may be entitled, Sublessor may, at Sublessor’s option, cause insurance as aforesaid to be issued, and Sublessee agrees to pay the premium for such insurance within 10 days of Sublessor’s written demand, together with 15% of such premium for reimbursement to Sublessor for Sublessor’s ancillary administrative expenses related thereto.

(c) Subrogation. Sublessee, Sublessor and Primary Lessor shall have included in all insurance policies relating to the Premises obtained by Sublessee, Sublessor and Primary Lessor hereunder, a waiver by the insurer of all right of subrogation against Sublessor or Sublessee or Primary Lessor in connection with any loss or damage thereby insured against. To the full extent permitted by law, Sublessee, Sublessor and Primary Lessor each waives all right of recovery against the other for, and agrees to release the other from liability for, loss or damage to the extent such loss or damage is covered by valid and collectible insurance in effect at the time of such loss or damage or would be covered by the insurance required to be maintained under this Sublease by Sublessee, Sublessor or Primary Lessor, including any deductible thereunder. Such waiver also applies to each party’s directors, officers, employees, shareholders, and agents.

9. DEFAULT

(a) Events of Default. The following events shall be deemed to be events of default by Sublessee under this Sublease:

(i) Sublessee shall fail to pay any installment of rent within fifteen (15) days after the due date. In the event that Sublessee fails to pay any installment of rent within five (5) days after the due date, Sublessor shall send to Sublessee by overnight delivery, notice of the overdue rent installment and of the late charge due Sublessor pursuant to Section 9 (b)(i) of this Sublease.

(ii) Sublessee shall become insolvent, or shall make a transfer in fraud of creditors, or shall make an assignment for the benefit of creditors, all as determined by a court of competent jurisdiction.

(iii) Sublessee shall file a petition under any section or chapter of the National Bankruptcy Code, as amended, or under any similar law or statute of the United States or any State thereof; or an order for relief shall be entered against Sublessee in any proceedings filed against Sublessee thereunder.

(iv) A receiver or trustee shall be appointed for all or substantially all of the assets of Sublessee.

(v) Sublessee shall vacate all or a substantial portion of the Premises, whether or not Sublessee is in default of the rental payments due under this Sublease; provided, however, that such event shall not constitute an Event of Default hereunder if (i) Sublessee is not otherwise in default hereunder; (ii) Sublessee adequately secures the Premises to prevent damage, destruction or vandalism to the Premises; (iii) Sublessee continues such utilities to the Premises as will prevent any damage to the Premises; (iv) Sublessee continues to provide insurance for the Premises and Sublessee pays any increased premium resulting from a lack of a tenant in the Premises.

(vi) Sublessee shall fail to discharge any lien placed upon the Premises arising from a debt asserted against Sublessee within sixty (60) days after (A) notice by Sublessor or (B) such earlier date on which Sublessee has actual notice of such lien.

(vi) Sublessee shall fail to comply with any term, provision or covenant of this Sublease other than the foregoing in this Section 9 and shall not cure such failure within sixty (60) days after written notice thereof to Sublessee; provided, however, that if such default is not reasonably capable of cure within sixty (60) days and Sublessee commences efforts to cure during such 60-day period and diligently prosecutes such efforts to completion, Sublessee shall have such additional time as is reasonably necessary to cure such default.

(b) Remedies.

(i) Upon the occurrence of any of such events of default described in Section 9 hereof, Sublessor shall have the option to pursue any one or more of the following remedies without any notice or demand whatsoever:

(A) Unless contrary to the law of the jurisdiction in which the property is located, terminate this Sublease, in which event Sublessee shall immediately surrender the Premises to Sublessor, and if Sublessee fails so to do, Sublessor may, without prejudice to any other remedy which it may have for possession or arrearage in rent, enter upon and take possession of the Premises and expel or remove Sublessee or any other person who may be occupying the Premises or any part thereof, by force if necessary, without being liable for prosecution or any claim of damages therefor.

(B) Unless contrary to the law of the jurisdiction in which the property is located, enter upon and take possession of the Premises and expel or remove Sublessee and any other person who may be occupying such Premises or any part thereof, by force if necessary, without terminating this Sublease and without being liable for prosecution or any claim for damages therefor, and relet the premises and receive the rent therefor.

(C) Unless contrary to the law of the jurisdiction in which the property is located, enter upon the Premises, by force if necessary, without terminating this Sublease and without being liable for prosecution or any claim for damages therefor, and do whatever Sublessee is obligated to do under the terms of this Sublease; and Sublessee agrees to reimburse Sublessor on demand for any expenses which Sublessor may incur in thus effecting compliance with Sublessee’s obligations under this Sublease, and Sublessee further agrees that Sublessor shall not be liable for any damages resulting to the Sublessee from such action, whether caused by the negligence of Sublessor or otherwise.

(D) Unless contrary to the law of the jurisdiction in which the property is located, alter all locks and other security devices at the Premises without terminating this Sublease.

In the event Sublessee fails to pay any installment of rent hereunder within five (5) days after the date on which such installment is due, to help defray the additional cost to Sublessor for processing such late payments Sublessee shall pay to Sublessor on demand a late charge in an amount equal to five percent (5%) of such installment; and the failure to pay such amount within ten (10) days after demand therefor shall be an event of default hereunder. The provision for such late charge shall be in addition to all of Sublessor’s other rights and remedies hereunder or at law and shall not be construed as limiting Sublessor’s remedies in any manner.

(ii) Exercise by Sublessor of any one or more remedies hereunder granted or otherwise available shall not be deemed to be in acceptance of surrender of the Premises by Sublessee, whether by agreement or by operation of law, it being understood that such surrender can be effected only by the written agreement of Sublessor and Sublessee. To the extent conducted in accordance with applicable law, no such alteration of locks or other security devices and no removal or other exercise of dominion by Sublessor over the property of Sublessee or others at the Premises shall be deemed unauthorized or constitute a conversion, Sublessee hereby consenting, after any event of default, to the aforesaid exercise of dominion over Sublessee’s property within the Premises. All claims for damages by reason of such re-entry and/or repossession and/or alteration of locks or other security devices are hereby waived, as are all claims for damages by reason of any distress warrant, forcible detainer proceedings, sequestration proceedings or other legal process. Sublessee agrees that any re-entry by Sublessor may be pursuant to judgment obtained in forcible detainer proceedings or other legal proceedings or without the necessity for any legal proceedings, as Sublessor may elect, and Sublessor shall not be liable in trespass or otherwise.

(iii) In the event Sublessor elects to terminate the Sublease by reason of an event of default, then notwithstanding such termination, Sublessee shall be liable for and shall pay to Sublessor, at the address specified for notice to Sublessor herein: (A) the sum of all rental and other indebtedness accrued to date of such termination; (B) plus, as damages, an amount equal to the difference between (1) the total rental hereunder for the remaining portion of the Sublease Term (had such Term not been terminated by Sublessor prior to the date of expiration stated in Section 1 and (2) the then present value, computed with a discount rate of 12 percent, of the then fair rental values of the Premises for such period.

(iv) In the event that Sublessor elects to repossess the Premises without terminating the Sublease, then Sublessee shall be liable for and shall pay to Sublessor, at the address specified for notice to Sublessor herein, all rental and other indebtedness accrued to the date of such repossession, plus rental required to be paid by Sublessee to Sublessor during the remainder of the Sublease Term until the date of expiration of the Term as stated in Section 1 diminished by any net sums thereafter received by Sublessor through reletting the Premises during said period (after deducting expenses incurred by Sublessor as provided in subsection (v) below.) In no event shall Sublessee be entitled to any excess of any rental obtained by reletting over and above the rental herein reserved. Actions to collect amounts due by Sublessee to Sublessor under this subsection may be brought from time to time, on one or more occasions, without the necessity of Sublessor’s waiting until expiration of the Sublease term.

(v) In case of any event of default by Sublessee, or threatened or anticipatory default, Sublessee shall also be liable for and shall pay to Sublessor, at the address specified for notice to Sublessor herein, in addition to any sum provided to be paid above, reasonable brokers’ fees incurred by Sublessor in connection with reletting the whole or any part of the Premises (but only to the extent attributable to the remainder of the then-applicable Term), the costs of removing and storing Sublessee’s property, the costs of repairing, altering, remodeling or otherwise putting the Premises into condition acceptable to a new tenant or tenants, and all reasonable expenses incurred by Sublessor in enforcing or defending Sublessor’s rights and/or remedies including actual and reasonable attorney’s fees, whether suit is actually filed or not.

(vi) In the event of Sublease termination or repossession of the Premises for an event of default by Sublessee, Sublessor shall use commercially reasonable efforts to relet or to attempt to relet the Premises, or any portion thereof; and in the event of reletting, Sublessor may relet the whole or any portion of the Premises for any period to any tenant and for any use and purpose.

(vii) If Sublessee should fail to make any payment or cure any default hereunder within the time herein permitted, Sublessor, without being under any obligation to do so and without thereby waiving such default, may make such payment and/or remedy such other default for the account of Sublessee (and enter the Premises for such purpose), and thereupon Sublessee shall pay Sublessor, upon demand, all costs, expenses and disbursements (including reasonable attorney’s fees) reasonably incurred by Sublessor in taking such remedial action.

(viii) Neither Primary Lessor nor Sublessor shall have any rights or interest in any of the personal property of Sublessee, including, without limitation, statutory rights granted a Sublessor with respect to the property of a tenant. Sublessee may collaterally assign and grant a leasehold mortgage or security interest in its rights under this Sublease to any institutional lender(s) or leasing company(ies) providing financing to Sublessee (each, a “Financing Party”), such leasehold mortgage or security interest to be in the form required by such Financing Party, and any such Financing Party(ies) or its or their designee(s) shall have the right in connection with the exercise of remedies under any financing document to receive the benefits and exercise the rights of Sublessee under this Sublease, but not including occupancy or possession rights, unless such Financing Party or its designee, as the case may be, agrees to comply with the terms of this Sublease, and such Financing Party or its designee, as the case may be, assumes occupancy or possession rights, and such Financing Party or designee cures or agrees to cure any then existing default by Sublessee, to the extent that such default is capable of cure. Notwithstanding the Financing Party’s or its designee’s assumption of occupancy or possession rights under this Sublease, Sublessee shall continue to be responsible for its liabilities and obligations under this Sublease. Upon Sublessee’s request, (a) Sublessor shall execute or cause Primary Lessor to execute such landlord lien waivers, in reasonable form, as may be requested from time to time by a Financing Party and (b) Sublessor and Primary Lessor shall use their best efforts to obtain the joinder of their respective mortgagees to such landlord lien waivers.

In the event any Financing Party exercises its remedies under any financing document to remove any property of Sublessee from the Premises, then Sublessor, without any expense to Sublessor, shall cooperate with the Financing Party or its designee to facilitate such action, provided that Financing Party shall repair any damage to the Premises resulting from such removal.

(ix) In the event Sublessor shall have taken possession of the Premises pursuant to the authority herein granted then, subject to the rights of any Financing Party or other third party having a lien or lessor’s interest in such property and applicable laws, Sublessor shall have the right to keep in place and use all of the furniture, fixtures and equipment at the Premises, including that which is owned by or Subleased to Sublessee at all times prior to any foreclosure or repossession thereof by any Financing Party or other third party having a lien or lessor’s interest in such property. Sublessor shall also have the right to remove from the Premises (without the necessity of obtaining a distress warrant, writ of sequestration or other legal process) all or any portion of such furniture, fixtures, equipment and other property located thereon and to place same in storage at any premises within the County in which the Premises is located; and in such event, Sublessee shall be liable to Sublessor for costs incurred by Sublessor in connection with such removal and storage. Sublessor shall also have the right to relinquish possession of all or any portion of such furniture, fixtures, equipment and other property to any Financing Party or other claimant, to the extent required or ordered pursuant to judgment or order of a court of competent jurisdiction.

10. ASSIGNMENT OR SUBLETTING - Sublessee shall not sublet or assign the Sublease hereunder except with the written consent of Sublessor and Primary Lessor which consent shall not be unreasonably withheld, except that as a condition to such consent, Sublessee agrees that fifty percent (50%) of any rent or other charge to be received by Sublessee for the use of the Premises in excess of the rent due hereunder shall be paid to Sublessor. Such consent is not necessary if (a) the sublease or assignment is made to a subsidiary, affiliate or parent company of Sublessee for the manufacturing, storage and handling of the same products as manufactured, stored and handled by Sublessee and (b) Sublessee remains liable for the obligations of the “Sublessee” hereunder from and after such assignment, but such consent and permission of Sublessor must be obtained in the event different products are to be manufactured, stored, and/or handled at the Premises. Consent of the Sublessor will not be unreasonably withheld particularly if such products are compatible and do not alter the physical character of the Building. Provided the Sublessee performs all its covenants, agreements, and obligations hereunder, the Sublessee shall have the peaceful and quiet enjoyment of the Premises without hindrance on the part of Prime Lessor or Sublessor and Prime Lessor and the Sublessor will warrant and defend the Sublessee in the peaceful and quiet enjoyment of the Premises against the lawful claims of all persons claiming by, through, or under Prime Lessor or Sublessor.

11. ACCESS TO PREMISES – The Primary Lessor, the Sublessor and their representatives may, upon notifying Sublessee (by telephone call to Sublessee’s operations manager at the Premises) at least twenty-four (24) hours in advance thereof, enter the Premises during normal business hours (except as to emergency repairs to be made by Sublessor and except as otherwise agreed by Sublessee) for the purpose of: examining the same or to make any alterations or repairs to the Premises that the Primary Lessor or Sublessor may deem necessary for safety or preservation of the facility; (b) exhibiting the Premises for sale or mortgage financing, and (c) during the last twelve (12) months of the Term of this Sublease, for exhibiting Premises and putting up the usual notice “For Rent”, which notice shall not be removed, obliterated, or hidden by Sublessee, provided, however, that any such action by Primary Lessor or Sublessor as aforesaid in this section shall cause as little inconvenience to Sublessee as reasonably practicable, and such action shall not be deemed an eviction or disturbance of Sublessee nor shall Sublessee be allowed any abatement of rent, or damage for an injury or inconvenience occasioned thereby.

12. DAMAGE OR DESTRUCTION

(a) If during the Term of this Sublease the Premises are damaged by fire or other casualty, but not to the extent that Sublessee is prevented from carrying on business in the Premises, Sublessor shall, within one hundred twenty (120) days after such casualty, cause the Premises to be repaired or restored at its sole cost and risk to substantially the condition in which it existed prior to such damage. If such damage renders any portion of the Premises untenantable, the rent reserved hereunder shall be reduced during the period of its untenantability proportionately to the amount by which the area so rendered untenantable bears to the entire area of the Premises, and such reduction shall be apportioned from the date of the casualty to the date when the Premises is rendered fully tenantable. If, as a result of such damage, it is commercially impracticable for Sublessee to conduct its business at the Premises (for example, if Sublessee cannot conduct all necessary steps of the manufacturing process conducted at the Premises), all rent reserved hereunder shall abate from the date of the casualty to the date when the Premises are restored to a condition which enables Sublessee to resume business operations at the Premises. Notwithstanding the foregoing, in the event such fire or other casualty damages or destroys any of Sublessee’s Subleasehold improvements, alterations, betterments, fixtures or equipment Sublessee shall cause the same to be repaired or restored at Sublessee’s sole expense (other than Sublessee’s personal property or equipment, which Sublessee may elect, in Sublessee’s sole discretion, to repair or restore).

(b) If during the Term of this Sublease the Premises are rendered wholly untenantable as a result of fire, the elements, or other casualty, Sublessor shall notify Sublessee within 45 days of the casualty (i) whether it elects to restore the Premises or terminate the Sublease and (ii) if it elects to restore the Premises, the estimated time for completion of such restoration. If Sublessor elects to restore the Premises, such restoration shall be completed within one hundred eighty (180) days after the date of the casualty and the rent reserved hereunder shall abate until the Premises are again rendered tenantable. If Sublessor elects not to restore the Premises, this Sublease shall terminate as of the date of such notice. If the restoration is estimated to take in excess of one hundred eighty

(180) days, Sublessee may terminate this Sublease without fee or penalty upon written notice to Sublessor. In addition, if such casualty occurs during the last two (2) years of the then-applicable term, Sublessee may terminate this Sublease upon written notice to Sublessor given within forty-five (45) days of the casualty.

13. CONDEMNATION

(a) If during the Term of this Sublease all or a substantial part of the Premises are taken by or under power of eminent domain, this Sublease shall terminate as of the date of such taking, and the rent (Fixed and Additional) shall be apportioned to and abate from and after, the date of taking. Sublessee shall have no right to participate in any award or damages for such taking and, subject to Section 13(d) below, hereby assigns all of its right, title and interest therein to Sublessor. For the purposes of this Section, “a substantial part of the Premises” shall mean such part that the remainder thereof is rendered inadequate for Sublessee’s business and that such remainder cannot practicably be repaired and improved so as to be rendered adequate to permit Sublessee to carry on its business with substantially the same efficiency as before the taking, as determined in Sublessor’s reasonable judgment.

(b) If during the Term of this Sublease less than a substantial part of the Premises (as herein above defined) is taken by or under power of eminent domain, this Sublease shall remain in full force and effect according to its terms, and Sublessee shall not have the right to participate in any award or damages for such taking and Sublessee hereby assigns, subject to Section 13(d) below, all of its right, title and interest in and to the award to Sublessor. In such event Sublessor shall at its expense promptly make such repairs and improvements as shall be necessary to make the remainder of the Premises adequate to permit Sublessee to carry on its business to substantially the same extent and with substantially the same efficiency as before the taking. If as a result of such taking any part of the Premises is rendered permanently unusable, the rent reserved hereunder shall be reduced in such amount as may be fair and reasonable, which amount shall not exceed the proportion which the area so taken or made unusable bears to the total area which was usable by Sublessee prior to the taking. If the taking does not render any part of the Premises unusable, there shall be no abatement of rent.

(c) For purposes of this Section “taking” shall include a negotiated sale or Sublease and transfer of possession to a condemning authority under bona fide threat of condemnation, and both Sublessor and Sublessee shall have the right to negotiate with the condemning authority and conduct and settle all litigation connected with the condemnation. As used herein, the words “award or damages” shall, in the event of such sale or settlement, include the purchase or settlement price.

(d) Nothing herein shall be deemed to prevent Sublessee from claiming and receiving from the condemning authority, if legally payable, compensation for the taking of Sublessee’s own tangible property and damages for Sublessee’s loss of business, business interruption, or removal and relocation; provided such compensation does not in any way decrease the amount of the award or damages to which Sublessor may be entitled by reason of such taking.

14. SUBORDINATION - Provided that a mutually acceptable Subordination, Non-Disturbance and Attornment Agreement (“SNDA”) has been executed by Sublessee, Sublessor, Primary Lessor and the applicable mortgageholder, this Sublease shall be subject to and subordinate at all times to the lien of any mortgages by Primary Lessor or Sublessor or deeds of trust hereafter made on the Premises and to all advances made or hereafter to be made thereunder. Sublessee agrees to negotiate in good faith as to the execution and delivery, within 10 days of Primary Lessor’s or Sublessor’s request therefor, of a mutually acceptable SNDA. Primary Lessor further agrees not to subordinate the Primary Lease to any future mortgage on the Building or the Project unless such subordination is pursuant to an SNDA mutually acceptable to Primary Lessor, Sublessor, Sublessee and the applicable mortgageholder.

15. PRIMARY LESSOR’S AND SUBLESSOR’S RIGHT TO PERFORM SUBLESSEE’S COVENANTS - If Sublessee shall fail to perform any covenant or duty required of it by this Sublease or by law or shall take any action requiring the Primary Lessor’s or Sublessor’s consent without having obtained such consent, upon forty-eight (48) hours advance notice to Sublessee, the Primary Lessor or Sublessor shall have the right (but not the obligation) to perform such covenant or duty or to take any action to terminate any acts of Sublessee undertaken without the Primary Lessor’s or Sublessor’s consent, and if necessary to enter the Premises for such purposes. The cost thereof to the Primary Lessor or Sublessor shall be payable by Sublessee, within 10 days of the Primary Lessor’s or Sublessor’s demand therefor, including 15% of such cost for reimbursement to the Primary Lessor or Sublessor for the Primary Lessor’s or Sublessor’s ancillary administrative expenses, and the Primary Lessor or Sublessor shall have the same rights and remedies with respect to such costs.

16. WATER AND OTHER DAMAGE - Unless caused by the Primary Lessor’s or Sublessor’s negligent or intentionally tortious act or failure or Sublessor’s failure to perform its obligations hereunder, neither the Primary Lessor nor Sublessor shall be liable for, and the Primary Lessor and Sublessor are hereby released and relieved from, and Sublessee hereby waives, all claims and demands of any kind by reason of or resulting from, damage or injury to person or property of Sublessee, or any other party, directly or indirectly caused by (a) dampness, water, rain or snow, in any part of the Premises or in any part of the Building, the land, or of any portion thereof leased to Sublessee (whether attributable to roof leakage or otherwise) and/or (b) any leak or break in any gas or electric line in any part of the Premises, or any leak or break in any pipes, appliances or plumbing, or from sewers, or from any other place or any part of the buildings, land, or any portion thereof subleased to Sublessee.

17. COVENANT OF QUIET ENJOYMENT

(a) So long as the Sublessee pays the rent, and performs all of its obligations in this Sublease, the Sublessee’s possession of the Premises will not be disturbed by the Primary Lessor or Sublessor, or any party acquiring the interest of Primary Lessor or Sublessor hereunder or with respect to the Premises.

(b) Without limiting the generality of paragraph (a) above, if the Primary Lease is terminated (whether as a result of the default of Sublessor or otherwise), Primary Lessor agrees to recognize Sublessee as the “tenant” of the Premises pursuant to the terms of this Sublease for the remainder of the Term hereof, as if Primary Lessor were the “Sublessor” hereunder.

18. LIMITATION ON SUBLESSEE’S RECOURSE - The Sublessee’s sole recourse against the Primary Lessor and the Sublessor, and any successor to the interest of the Primary Lessor and the

Sublessor in the Premises, is to the interest of the Primary Lessor or Sublessor, and any such successor, in the Building. The phrase “the interest of the Primary Lessor and the Sublessor in the Building” as used in this paragraph shall be an amount equal to Primary Lessor’s equity in the Building.

The Sublessee will not have any right to satisfy any judgment which it may have against the Primary Lessor or Sublessor, or any such successor, from any other assets of the Primary Lessor or Sublessor, or any such successor. In this Section the terms “Primary Lessor”, “Sublessor”, and “successor” include the shareholders, venturers, and partners of “Primary Lessor”, “Sublessor”, and “successor” and the officers, directors, and employees of “Primary Lessor”, “Sublessor”, and “successor”. The provisions of this section are not intended to limit the Sublessee’s right to seek injunctive relief or specific performance, or the Sublessee’s right to claim the proceeds of insurance (if any) specifically required to be maintained by the Sublessor hereunder.

19. MISCELLANEOUS - ESTOPPEL CERTIFICATES - Within no more than ten (10) business days after written request by the Primary Lessor or Sublessor, Sublessee will execute, acknowledge, and deliver to the Primary Lessor or Sublessor a certificate, as provided by Sublessor to Sublessee, stating (a) that this Sublease is unmodified and in full force and effect, or, if the Sublease is modified, the way in which it is modified accompanied by a copy of the modification agreement, (b) the date to which rental and other sums payable under this Sublease have been paid, (c) that no notice has been received by Sublessee of any default which has not been cured, or, if such a default has not been cured, what Sublessee intends to do in order to effect the cure, and when it will do so, (d) that Sublessee has accepted and occupied the Premises, (e) that, to the best of Sublessee’s knowledge, Sublessee has no claim or offset against Sublessor, or, if it does, stating the circumstances which gave rise to the claim or offset, (f) that Sublessee is not aware of any prior assignment of this Sublease by Sublessor, or, if it is, stating the date of the assignment and assignee (if known to Sublessee), and (g) such other matters as may be reasonably requested by the Primary Lessor or Sublessor. Any such certificate may be relied upon by any prospective purchaser of the Premises and any prospective mortgagee or beneficiary under any deed of trust or mortgage encumbering the Premises.

20. HOLDING OVER - At the termination of this Sublease by lapse of time or otherwise, Sublessee shall forthwith surrender possession of the Premises or, failing to do so, shall pay, at the election of Sublessor, for each day possession is withheld, rent in the amount of 150% of the then applicable Fixed Rent herein to be paid by Sublessee hereunder (together with Additional Rent at the standard rate). The provisions of this Section shall not be held to be a waiver by Sublessor of any right of re-entry, nor shall the receipt of such holdover rent, or any other act in apparent affirmance of the tenancy, operate to create a periodic tenancy or a tenancy at will or as a waiver of the right to terminate this Sublease at any time.

21. USE OF PROPERTY

(a) Condition of Property at Commencement Date.

(i) Sublessor shall deliver the Building and the Premises (including Landlord’s Work), together with all systems, in such condition as to not be in violation of any laws, ordinances, rules, regulations or authorities whether existing or whether constituting violations upon discovery of the facts, including without limitation, the Americans With Disabilities Act and all applicable environmental laws and regulations.

(ii) Primary Lessor and Sublessor represent and warrant that the Premises and the existing and prior uses and activities of the Primary Lessor and Sublessor on the Premises, including but not limited to the use, maintenance and operation of the Premises and all activities and conduct of business related to it by the Primary Lessor and Sublessor, have complied with all federal, state and local environmental laws, ordinances and regulations. Neither Primary Lessor nor Sublessor has ever received, nor to Primary Lessor’s or Sublessor’s knowledge has any prior owner or occupant ever received, any notice or other communications concerning any alleged material violation of any environmental laws or regulations affecting the Premises. Primary Lessor and Sublessor represent and warrant that there are no underground storage tanks on the Premises.

(b) Manner of Use. Sublessee shall not cause or permit the Premises to be used in any way which constitutes a violation of any applicable law, ordinance, or governmental regulation or order, or business park rule, or which constitutes a nuisance or waste. Sublessee shall obtain and pay for all operational permits, including an Occupancy Fee, floor tax or personal property tax, required for or related to Sublessee’s occupancy of the Premises and shall promptly take all actions necessary to comply with all applicable statutes, ordinances, rules, regulations, orders and requirements regulating the use by Sublessee of the Premises, including the Occupational Safety and Health Act, federal, state and local environmental laws and regulations, and the Americans with Disabilities Act; provided, however, Sublessee shall not be responsible for compliance with any laws, regulations, or the like necessitated by Sublessor’s failure to deliver the Premises and/or Sublessor’s Work in accordance with Section 21(a) above or requiring (i) structural repairs or modifications, or (ii) repairs or modifications to the utility or Building service equipment located outside of the Premises and not required solely as a result of Sublessee’s use or arising from or related to Sublessee’s occupancy or (iii) the installation of new Building service equipment such as fire detection or suppression equipment, unless such repairs, modifications or installations are required either due to Sublessor’s Work, alterations, or repairs in the Premises or Sublessee’s particular manner of use of the Premises (as opposed to office use generally) or due to the negligence or willful misconduct of Sublessee or any agent, employee or contractor or Sublessee.

Sublessee shall use the Premises for the manufacturing, handling and storage of aerosol and other cans and containers, including, but not limited to, aerosol paint cans and shaving cream cans, other types of rigid plastic or metal containers, and other products which are similar to and/or compatible with the use stated herein, together with ancillary uses relating to such products, including without limitation general office uses, shipping, receiving, storage of finished product (whether manufactured at the Premises or at any other location of Sublessee or its affiliates) and storage of raw materials and for no other use without the Primary Lessor’s and Sublessor’s prior written approval. Sublessee may not store any products or any of Sublessee’s personal property or other property outside the Building.

Sublessee may not make material changes, alterations, or improvements to the Premises without Sublessor’s written approval. Notwithstanding anything contained herein to the contrary, Sublessee shall be entitled to perform work within the Premises with notice to, but not the consent of, Sublessor as long as (a) the cost of such work does not exceed, in the aggregate, $50,000.00; (b) such work does not adversely affect the structural components of the Building or the Building’s systems; (c) except for exhaust stacks as discussed below, such work is not visible from the exterior of the Premises; and (d) the terms and conditions of this paragraph of the Sublease are otherwise complied with. In addition, Sublessor expressly agrees that, in connection with the installation of its manufacturing equipment, Sublessee shall be entitled to install, at its sole cost and expense, exhaust stacks through the roof of the Building. Such exhaust stacks shall be constructed in a good and workmanlike manner.

(c) Hazardous Materials.

(i) As used in this Sublease, the term “Hazardous Materials” means any flammable items, explosives, radioactive materials, hazardous or toxic substances, hazardous waste, including any substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “hazardous emissions”, or “toxic substances” now or subsequently regulated under any applicable federal, state or local laws or regulations, including, without limitation, petroleum-based products, paints, solvents, lead, cyanide, DDT, printing inks, acids, pesticides, ammonia compounds and other chemical products, asbestos, PCBs and similar compounds, and including any different products and materials which are subsequently found to have adverse effects on the environment or the health and safety of persons.

(ii) Sublessee shall not produce, use, store, emit, or otherwise employ or permit, or suffer there to be produced, used, stored, emitted, or otherwise employed or permitted in or above the Premises any Hazardous Materials except as listed on Exhibit C attached hereto and made a part of this Sublease, and nothing herein shall prevent such Hazardous Materials from being brought onto the Premises in the ordinary course of Sublessee’s business, so long as such presence, handling and use is in compliance with applicable federal, state or local laws and regulations. Sublessor acknowledges that additional Hazardous Materials may in the future be used by Sublessee in the ordinary course of Sublessee’s business. Sublessor shall consent to Sublessee’s use of such Hazardous Materials in the ordinary course of its business on the Premises upon notice to Sublessor, except in the case of nuclear materials, biological waste and similar materials that are not reasonably associated with the uses allowed pursuant to Section 21(b) above. Sublessee agrees to provide Sublessor with a list of Hazardous Materials which it will use on the Premises, along with a description of the nature of Sublessee’s use of the Hazardous Materials, and an estimate of the quantity of the Hazardous Materials used by Sublessee. The Hazardous Materials listed on Exhibit C and as may be later approved shall be used and stored on the Premises only in quantities necessary for Sublessee’s uses allowed pursuant to Section 21(b) and disposed of off the Premises in compliance with law. Sublessee shall indemnify Sublessor and Primary Lessor against and from any claims, suits, and causes of action (including without limitation reasonable attorney’s fees) arising out of or relating to the emission, storage or release of Hazardous Materials on any portion of the Premises or in the Project resulting from or arising out of a release, storage or emission that is caused during the Initial Term and/or the Extended Term as a result of Sublessee’s use of the Premises. In the event that a release of Hazardous Materials at the Premises resulting from Sublessee’s operations occurs during the term, Sublessee shall investigate, assess and remediate such release as required by the applicable government agency with jurisdiction over the Premises and the release. Except as hereinafter set forth, the foregoing indemnity shall survive for a period of two (2) years following delivery of the Environmental Reports, defined below, to Sublessor and Primary Lessor.

Promptly after Sublessee’s surrender of the Premises at the expiration or termination of this Sublease, Sublessee shall, at its sole cost and expense, obtain a current Phase I environmental audit of the Premises, as prepared by an environmental consultant reasonably acceptable to Sublessor and to Primary Lessor, together with soil sampling and testing for Hazardous Materials of the soil underlying the fabrication and loading areas of the Premises (collectively, the “Environmental Reports”). Such soil samples shall be taken in such locations as may be reasonably necessary to evaluate the condition of the soil underlying the floor of the fabrication and loading areas. Sublessee shall, at its sole cost and expense, promptly restore all damage to the Premises caused by the foregoing activities, including without limitation, the patching of holes in the floor of the Premises. Sublessee shall deliver a copy of the Environmental Reports, together with all supporting materials, to Sublessor and to Primary Lessor. If the Environmental Reports reveal that a release of Hazardous Materials has occurred at the Premises resulting from Sublessee’s operations thereon, Sublessee shall investigate, assess and remediate such release as required by the applicable governmental agency with jurisdiction over the Premises and the release. If Sublessee shall fail to obtain the Environmental Reports, as set forth above, then the two-year survival period for Sublessee’s indemnity obligations, as set forth above, shall not be applicable and Sublessee’s indemnity obligations set forth in this Section 21(c) shall indefinitely survive the termination of this Sublease.

Notwithstanding the foregoing, in the event that, following the expiration or termination of this Sublease, Sublessor or Primary Lessor enters into a lease or sublease for all or any portion of the Premises to a tenant or subtenant which will use Hazardous Materials at the Premises (the “New Lease” or “New Sublease”), then (A) Sublessor or Primary Lessor, as the case may be, shall promptly notify Sublessee in writing of such event and (B) Sublessee may, prior to occupation of the Premises by the new tenant or subtenant, at its sole cost and in its sole discretion, conduct new environmental testing of the Premises in the same manner described in the immediately preceding paragraph. In the event that the new Environmental Reports do not reveal that a release of Hazardous Materials occurred at the Premises resulting from Sublessee’s operations thereon, Sublessee’s indemnity set forth in this Section 21(c)(ii) shall expire and be of no further force or effect upon the earlier to occur of occupation of any portion of the Premises by the new tenant or subtenant or commencement of the term of the New Lease or New Sublease. If Sublessee does not elect to conduct such new testing, the two-year survival period for Sublessee’s indemnity shall remain in effect.

Sublessee’s liabilities and obligations with respect to Hazardous Materials shall be governed exclusively by the provisions of this Section 21(c)(ii)

(iii) Sublessor shall not produce, use, store, emit, or otherwise employ or permit, or suffer there to be produced, used, stored, emitted, or otherwise employed or permitted in or above the Building any Hazardous Materials in any manner not in compliance with applicable federal, state or local laws and regulations. Sublessee acknowledges that certain Hazardous Materials will be used by Sublessor in the ordinary course of Sublessor’s business, and nothing herein shall prevent Hazardous Materials from being brought into the Building in the ordinary course of Sublessor’s business, so long as such presence, handling and use is in compliance with applicable federal, state or local laws and regulations. Sublessor shall indemnify Sublessee against and from any claims, suits, and causes of action (including without limitation reasonable attorney’s fees) arising out of or relating to the emission, storage or release of Hazardous Materials on any portion of the Premises resulting from or arising out of a release, storage or emission that is caused during the Initial Term and/or the Extended Term as a result of Sublessor’s use of the Building. In the event that a release of Hazardous Materials in the Premises resulting from Sublessor’s operations occurs during the term, Sublessor shall investigate, assess and remediate such release as required by the applicable government agency with jurisdiction over the Premises and the release. Except as hereinafter set forth, the foregoing indemnity shall survive for a period of two (2) years following the expiration or termination of this Sublease.

Sublessor’s liabilities and obligations with respect to Hazardous Materials shall be governed exclusively by the provisions of this Section 21(c).

(d) Sublessee may, without the consent of Sublessor, but at its sole expense and in a good workmanlike manner, erect and affix to the Premises such shelves, bins, machinery and trade fixtures (collectively “Fixtures”), without altering the structural soundness, aesthetics or basic character of the Premises or its walls, and in any case complying with all applicable governmental laws, ordinances, decisions, orders, decrees, regulations and other requirements. All Fixtures erected by Sublessee shall be and remain personal property and shall remain the property of Sublessee during the Term of this Sublease, regardless of whether such Fixture are affixed to the Premises or the Building. Sublessee shall have the absolute right to remove all Fixtures at the expiration or termination of this Sublease. Unless Sublessor otherwise elects in writing, Sublessee shall remove all Fixtures erected by Sublessee at the expiration or termination of this Sublease. All removals and restorations by Sublessee shall be accomplished in a good and workmanlike manner so as not to damage the Premises or the Building or their structural, aesthetic or functional qualities.

22. ENTIRE AGREEMENT - This Sublease contains the entire agreement between the parties and any executory agreement hereafter made shall be ineffective to change, modify or discharge the Sublease in whole or in part unless such executory agreement is in writing and signed by both of the parties hereto.

23. FORUM - This Sublease shall be interpreted and enforced in accordance with and governed by the laws of the State of Wisconsin, and any litigation which may arise shall be litigated in the State of Wisconsin.

24. NOTICES - Except as otherwise provided herein, notices and demands shall be given by Certified Mail at the addresses below, or at such other address as either party may by notice designate:

Sublessee:	BWAY Manufacturing, Inc. 8607 Roberts Drive Suite 250 Atlanta, Georgia 30350 Attn: Jeffrey O’Connell

Sublessor:	Buske Lines, Inc. #7 West Gateway Commerce Center Drive Granite City, IL 62040

ATTENTION: PRESIDENT

Primary Lessor:	TMT Properties, Inc. #7 West Gateway Commerce Center Drive Granite City, IL 62040

ATTENTION: PRESIDENT

A copy of any notice of default to Sublessee shall also be sent to:

Jeffrey L. Schulte, Esq.

Morris, Manning & Martin, LLP

3343 Peachtree Road, N.E.

1600 Atlanta Financial Center

Atlanta, Georgia 30326

25. SURRENDER OF PREMISES AT END OF TERM - Upon expiration of this Sublease, Sublessee shall surrender the Premises to Sublessor in the same condition in which it was delivered to the Sublessee on Commencement Date, reasonable wear and tear excepted.

26. AS IS – Except as provided in this Section 26 and in the “Sublessor’s Work” schedule attached hereto as Exhibit D and by this reference incorporated herein, neither the Primary Lessor nor Sublessor makes any warranties or representations of any kind as to the condition of the Premises or its fitness for Sublessee’s intended use; provided, however, that Sublessor shall, at its sole cost and expense, promptly correct any latent defects in the Premises or the Sublessor’s Work for which notice is given by Sublessee to Sublessor within one year after the completion of Sublessor’s Work. Sublessor shall provide 50 trailer positions and 75 car spaces at the Building for Sublessee’s exclusive use. Sublessor shall stripe such spaces and positions. Sublessor shall provide 12 docks, each with 35,000 pound levelers, dock locks and dock seals for Sublessee’s exclusive use and access. Prior to Sublessee’s occupancy of the Premises, Sublessor shall, at its sole cost and expense, (i) upgrade the lighting to 50 Foot Candles over approximately 50,000 square feet of the Premises designated by Sublessee, (ii) ensure that the power supply serving the Premises consists of a 3,000 amp/480 volt – 3 phase service, (iii) ensure that the sprinkler system covering the Premises is an ESFR, 50-PSI capacity system. In addition, Sublessor shall arrange and pay for the installation of separate metering of the electrical service to the Premises. Sublessor shall endeavor to have such separate metering completed prior to the Commencement Date. Upon such separate metering, Sublessee shall contract for under its own name and thereafter promptly pay all charges for electricity directly to the applicable utility authority. Sublessee shall be responsible for installing its own telephone system to serve the Premises. Upon such installation, Sublessee shall contract for under its own name and thereafter promptly pay all charges for telephone service directly to the applicable authority. Sublessee’s occupancy of the Premises shall be conclusive evidence that Sublessee has examined the Premises, has determined that the Premises is suitable for its intended use, and accepts the Premises in “as is” condition on the date of such occupancy by Sublessee, subject to the terms of Section 26 hereof. Sublessee has satisfied itself as to the load limits of the Premises’ floor and has determined that the floor is suitable for Sublessee’s use and that no damage to the floor will be caused by Sublessee’s use. Sublessee has satisfied itself as to the conformity of its intended use of the Premises with all federal, state, and local government rules, regulations, ordinances and zoning.

27. SUBLESSEE’S RIGHT OF FIRST REFUSAL AS TO EXISTING BUILDING – If Sublessor receives a bona fide written offer, after the execution of, and at any time during the Term of this Sublease, from a third party to sublease any portion of the remaining 74,375 square feet of space in the Building, Sublessor shall first offer in writing said space for sublease to Sublessee upon the same terms, conditions, and rates as are in effect at the time with respect to the 85,000 square feet of space initially demised herein. Provided, however, that if Sublessee takes 27,000 or more square feet of space during the Initial Term so that Sublessee cumulatively subleases 112,000 or more square feet in the Building from Sublessor, Sublessee shall pay Fixed Rent as shown below:

Month of Sublease	$/Sq. Ft./Yr.
March 2004 – February 2005	$3.800
March 2005 – February 2006	$3.876
March 2006 – February 2007	$3.954
March 2007 – February 2008	$4.033
March 2008 – February 2009	$4.113
March 2009 – February 2010	$4.196
March 2010 – February 2011	$4.280
March 2011 – February 2012	$4.365
March 2012 – February 2013	$4.452
March 2013 – February 2014	$4.541

For example, if on the first day of the 25th Month of the Initial Term, Sublessee subleases the remaining 74,375 square feet of space in the Building, Sublessee would pay Fixed Rent of $3.954 per square foot per year multiplied by 159,375 total square feet, beginning with the commencement date of the sublease term for the additional space and for the remainder of Months 25-36 and then according to the above table for each subsequent set of 12 consecutive Months of the Initial Term. During Months 37-48, Sublessee would pay Fixed Rent of $4.033 per square foot x 159,375 square feet and so on. Sublessee shall have ten (10) business days from the date Sublessor delivers notice of the bona fide third-party offer to Sublessee within which to exercise the herein Right Of First Refusal by delivering written notice to Sublessor. If Sublessee properly and timely exercises the herein Right Of First Refusal, thereby increasing the size of the Premises, on other than the first of a month, rental for the partial month shall be prorated on a daily basis. Primary Lessor agrees that, in the event that Sublessor no longer leases all or any part of the remaining space in the Building, the right of first refusal set forth in this Section 27 will continue to inure to the benefit of Sublessee, and that Primary Lessor will perform the obligations of “Sublessor” set forth in this Section 27. If Sublessee takes additional space pursuant to this Section during any Extended Term, Sublessee shall pay Fixed Rent in accordance with the Prevailing Market Rate as determined pursuant to Section 1(b) of this Sublease.

28. SUBLESSEE’S RIGHT OF FIRST REFUSAL AS TO EXPANDED BUILDING – Sublessor anticipates that an additional 37,500 square feet of space will be added to the East side of the Building and leased to Sublessor. If such expansion and lease takes place during the Initial Term of this Sublease and if Sublessor receives a bona fide written offer from a third party to sublease any portion of such additional space in the Building, Sublessor shall first offer in writing said additional space for sublease to Sublessee upon the same terms and conditions, except for rent, as are in effect at the time with respect to the space then being subleased by Sublessee in the originally demised Building. The rental rates for such additional space to be subleased to Sublessee shall be based on the price of construction at the time and the resultant lease rates to be paid by Sublessor to Primary Lessor. Sublessee shall have ten (10) business days from the date Sublessor delivers notice of the bona fide third-party offer to Sublessee within which to exercise the herein Right Of First Offer by delivering written notice to Sublessor. If Sublessee properly and timely exercises the herein Right Of First Offer, thereby increasing the size of the Premises, on other than the first of a month, rental for the partial month shall be prorated on a daily basis. Primary Lessor agrees that, in the event that the addition is constructed, but not leased to Sublessor, the right of first refusal set forth in this Section 28 will continue to inure to the benefit of Sublessee, and that Primary Lessor will perform the obligations of “Sublessor” set forth in this Section 28.

29. BROKERS’ FEES – The parties hereto represent and warrant to each other that no broker or finder was instrumental in arranging or bringing about this Sublease except for the Polacheck Company (“Polacheck”) and Cushman & Wakefield (“Cushman”) and that there are no other claims or rights for brokerage commissions or finders fees in connection with the transactions contemplated by this Sublease. Sublessor shall pay broker’s commissions to Polacheck and Cushman pursuant to a separate written agreement. If any other person brings a claim for a commission or finder’s fee based upon any contact, dealings or communication with Primary Lessor, Sublessor or Sublessee, the party through whom such person makes his claim shall defend the other parties (the “Indemnified Parties”) from such claim, and shall indemnify the Indemnified Parties and hold the Indemnified Parties harmless from any and all costs, damages, claims, liabilities or expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by the Indemnified Parties in defending against the claim. The provisions of this Section 29 shall survive the expiration or earlier termination of this Sublease.

30. SIGNAGE – Sublessee, at Sublessee’s expense, may place and maintain in and about the Premises such outside and inside signs advertising its business name (including the placement of Sublessee’s business name on the existing monument sign that bears Sublessor’s name) as it shall desire provided that they comply with any and all federal, state, municipal, and business park laws, ordinances and regulations applicable to the Premises and further provided that any such signage requests be approved in writing by Sublessor and Primary Lessor in advance of installation, such approval not to be unreasonably withheld. Sublessee acknowledges and agrees that Sublessor’s and Primary Lessor’s approval of any signs shall be no indication of whether such signs comply with the foregoing laws, ordinances and regulations. Upon the termination of this Sublease, Sublessee shall remove any signs and repair any damage to the Premises and the Project caused by the erection, maintenance or removal of such signs.

31. Successors and Assigns. Subject to the provisions of Sections 10 and 18 hereof, the covenants and agreements contained in this Sublease shall bind and inure to the benefit of Sublessor, Sublessee, and their respective successors and assigns. Subject to the provisions of Sections 10 and 18 hereof, the rights, benefits and covenants of Primary Lessor set forth herein shall bind and inure to the benefit of Primary Lessor, its successors, successors-in-title and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this document to be executed by their Presidents as of the date above first written.

Sublessor: Buske Lines, Inc.

By:	/s/ THOMAS H. BUSKE

Name:	Thomas H. Buske
Title:	President

Sublessee: BWAY Manufacturing, Inc.

By:	/s/ KEVIN C. KERN

Name:	Kevin C. Kern
Title:	VP Treasurer

PRIMARY LESSOR’S COVENANTS AND CONSENT TO SUBLEASE

The Primary Lessor consents to the execution, delivery and performance of this Sublease by the parties hereto and agrees to observe and perform all of its obligations and covenants set forth herein, as follows: (a) its obligation to execute a Short Form Memorandum of Sublease, as set forth in Section 5 hereof, (b) its obligations with respect to insurance and waivers of subrogation, as set forth in Section 8 hereof, (c) its waivers and agreements as to Sublessee’s personal property and landlord lien waivers, as set forth in Section 9(b)(viii) hereof, (d) its obligations with respect to non-subordination of the Primary Lease and as to Subordination, Non-Disturbance and Attornment Agreements, as set forth in Section 14 hereof, (e) its covenant of quiet enjoyment, as set forth in Section 17 hereof, (f) its covenants with respect to Hazardous Materials, as set forth in Section 21(c) hereof and (g) its covenant to observe the rights of first refusal set forth in Section 27 and 28 hereof.

Primary Lessor: TMT Properties, Inc.

By	/s/ THOMAS H. BUSKE

President